September 29, 2026 Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated August 26, 2026 to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 23-I dated
April 17, 2026 and the prospectus and prospectus supplement, each dated April 17, 2026
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Notes Linked to the J.P. Morgan Multi-Asset
Index due August 29, 2031
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated August 26, 2026, related to the notes referred to above (the “pricing supplement”), the Review Dates are as set forth below:
Review Dates*: August 30, 2027, August 28, 2028, August 27, 2029, August 26, 2030 and August 26, 2031 (final Review Date)
* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes —
Postponement of a Determination Date — Notes linked solely to the Index” in the accompanying underlying supplement and “General
Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If
an Acceleration Event Occurs” in the pricing supplement
CUSIP: 46661KCP1
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors”
beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page
PS-6 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms
Specific to the Notes” in the pricing supplement.
● Pricing supplement dated August 26, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026094986/ea0303862-01_424b2.htm
● Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
● Underlying supplement no. 23-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045207/ea0285802-16_424b2.pdf
● Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf